Exhibit 10.20

NORTEK, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I. INTRODUCTION

          1.1 Purpose of Plan. The purpose of this Plan is to promote loyalty, to attract new employees and to encourage employees to make and continue careers with the Company and its subsidiaries by supplementing their retirement benefits, thereby giving them assurance of retirement security and promoting their continued loyalty to the Company.

          1.2 Status. The Plan is intended to be a plan that is unfunded and is maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (ERISA), and shall be interpreted and administered accordingly.

          1.3 Authorization. The Plan was approved by the Board of Directors on November 16, 1995 to be effective January 1, 1996. The Plan was subsequently amended by Amendments First through Fifth. The Plan is now amended and restated effective as of February 11, 2002.

ARTICLE II. DEFINITIONS

          Unless otherwise defined, any capitalized word, phrase or term used in this Plan has the meaning given to it in the Basic Plan. However, the following terms have the following meanings unless a different meaning is clearly required by the context:

2.1 "Administrator" means the person designated by the Board to administer the Plan pursuant to Article VII.

          2.2 "Average Compensation" means a Participant's average annual total Compensation from all Employers during his three consecutive calendar years as an Employee in which such compensation was greatest. For this purpose, "Compensation" shall mean the Participant's compensation taxable for federal income tax purposes as reported on Form W-2.

          2.3 "Basic Plan" means the Nortek, Inc. Retirement Plan, or any other defined benefit pension plan of the Company or a Participating Employer in which the Employee is a Participant, as amended and in effect from time to time. Reference to any provision of the Basic Plan includes reference to any comparable or successor provisions of the Basic Plan, as amended from time to time.

          2.4 "Basic Plan Benefit" means the Participant's monthly benefit under the Basic Plan, as a benefit commencing at Normal Retirement Date (determined independently from his actual retirement date), and which is in the form of a joint and 50% survivor annuity in the case of a married Employee or a single life annuity in the case of an unmarried Employee.

2.5 "Board" means the Board of Directors of the Company.

2.6 "Change of Control" is defined in Schedule A.

2.7 "Company" means Nortek, Inc.

          2.8 "Disability" has the meaning given it in the Company's long-term disability plan in effect at the time of such determination. A Participant's employment shall be deemed terminated for Disability when the Participant is entitled to receive long-term disability compensation under such plan. If no long-term disability plan is in effect at the time of determination, an Employee will be disabled if the employee is limited from performing the material and substantial duties of the Employee's regular occupation due to sickness or injury and as a result of which the Employee suffers a loss of 20% or more of his or her monthly salary from the Employer.

2.9 "Effective Date" means February 11, 2002.

2.10 "Employee" means an individual employed by an Employer.

2.11 "Employer" means the Company and all Participating Employers.

2.12 "Normal Retirement Age" means age 65.

2.13 "Normal Retirement Benefit" means the benefit referred to in Section 5.1 hereof.

2.14 "Normal Retirement Date" means the first day of the month coinciding with or next following the Employee's sixty-fifth birthday.

2.15 "Participating Employer" means a Subsidiary other than the Company that employs one or more Employees designated by the Board to participate in the Plan.

2.16 "Participant" means any Employee selected to participate in the Plan in accordance with Section 3.1.

2.17 "Plan" means this Nortek, Inc. Supplemental Executive Retirement Plan as set forth herein and in all subsequent amendments hereto.

          2.18 "Spouse" means an individual who is the legally married husband or wife of the Participant. A "surviving Spouse" means a Spouse who was married to the Participant at the time benefits commenced, or, if benefits have not yet commenced, was married to the Participant at the date of death.

          2.19 "Subsidiary" means any corporation, partnership, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or, in the case of any entity which is not a corporation, the members of the appropriate governing board or other group is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

2.20 "Years of Service" means Years of Service for purposes of benefit accrual as defined in the Nortek, Inc. Retirement Plan (as in effect on December 31, 1995).

ARTICLE III. PARTICIPATION AND VESTING

          3.1 Selection of Participants. The Board will select from time to time those Employees who will be Participants in the Plan and the Applicable Percentage of participation. The Employees set forth in the attached Schedules B and C are Participants on the Effective Date of this restatement. If and when additional Participants are named by the Board, they will be added to the appropriate Schedule and will become Participants at that time.

3.2 Vesting.

          (a) Except as provided in paragraph (b) and in Section 6, a Participant will be vested and entitled to receive benefits under this Plan only if he is (i) an Employee listed on Schedule B, or (ii) an Employee listed on Schedule C who either has accumulated 10 Years of Service or continues to be an Employee for five full years following the date he became a Participant. A Participant who ceases to be an Employee without becoming vested will forfeit all rights under the Plan.

          (b) A Participant who ceases to be an Employee because of death or Disability before satisfying the requirements of paragraph (a) shall become vested immediately and entitled to receive benefits subject to the other provisions of the Plan.

ARTICLE IV. SOURCE OF BENEFIT PAYMENTS

          4.1 Obligations of Employers. The Company and Participating Employers will establish on their books liabilities for obligations to pay benefits under the Plan. With respect to all benefits payable under the Plan, each Participant (or other person entitled to receive benefits with respect to a Participant) will be an unsecured general creditor of the Company and of any Participating Employer by which the Participant has been employed. Payments with respect to a Participant who has been an Employee of both the Company and a Participating Employer will be allocated between the Company and such Participating Employer in proportion to service with each.

          4.2 Guarantees. Because the services rendered by Employees of the Company benefit all the Subsidiaries, each Subsidiary shall jointly and severally guarantee the payment of the benefits under the Plan to such Employees. This obligation shall be in addition to that provided in Section 4.1.

          4.3 No Funding Required. The Company shall establish a trust of which it is treated as the owner under Subpart E of Subchapter J, Chapter 1 of the Internal Revenue Code of 1986, as amended (a "rabbi trust"). The Company and Participating Employers shall from time to time deposit funds with the trustee to provide a sound long-term funding program. In the event of a Change of Control, the Company shall immediately deposit funds with the trustee of the trust equal to the difference between the then present value of all accrued benefits provided under the Plan (computed on the basis of the actuarial assumptions stated in Schedule D hereto and taking into account the benefits that become vested or payable in the event of a Change of Control) and the then fair market value of the assets of the Trust and shall thereafter make annual additional deposits with the trustee to reflect increases in the accrued benefits.

4.4 No Claim to Specific Assets. Nothing in the Plan will be construed to give any individual rights to any specific assets of the Company, or any other Employer, person or entity.

ARTICLE V. RETIREMENT BENEFITS

5.1 Normal Retirement Benefit.

          (a) Subject to Section 5.2, the Normal Retirement Benefit payable under the Plan to a Participant will be a monthly benefit equal to (i) one-twelfth times the Applicable Percentage of the Participant's Average Compensation determined as of the Participant's Normal Retirement Date minus (ii) the Participant's Basic Plan Benefit. For this purpose, the Applicable Percentage for a Participant shall be the percentage listed on Schedule B or Schedule C as the case may be.

          (b) Subject to Section 5.2, the Participant's Normal Retirement Benefit will commence at his Normal Retirement Date (or such later date on which the Participant actually retires) and will continue for his lifetime.

          5.2 Early Commencement of Benefits. A vested Participant who ceases to be an Employee before Normal Retirement Age because of retirement may thereafter, with the consent of the Board (which shall not be unreasonably withheld), elect to have his retirement benefit under the Plan commence any time after the attainment of age 55 (but not later than the Participant's Normal Retirement Date). If a Participant elects to have his retirement benefit commence before his Normal Retirement Date, the retirement benefit payable to him will be reduced using the factors set forth in Schedule D. The reduction factors shall be applied to the net monthly benefit that would be payable at Normal Retirement Date (using the Participant's Average Compensation determined as of his early retirement date) and after the offset for the Basic Plan Benefit.

          In addition, a Participant who has completed 30 Years of Service and has attained 60 years of age and who thereafter ceases to be an Employee because of retirement shall, with consent of the Board (which shall not be unreasonably withheld), commence his retirement benefits immediately. The retirement benefit payable to him will be a monthly benefit equal to (i) one-twelfth times the Applicable Percentage of the Participant's Average Compensation without any reduction (determined as of the Participant's actual date of retirement, but no later than the Participant's Normal Retirement Date) minus (ii) the Participant's Basic Plan Benefit reduced by using the factors set forth in Schedule D. The reduction factors are only applied to the Basic Plan benefit thus, maintaining the executive's gross benefit as an unreduced amount.

5.3 Death Benefits. Except as otherwise provided in this paragraph, no death benefits will be payable to anyone following the death of the Participant.

          a) Post Retirement. If a Participant for whom retirement benefits have commenced under this Plan dies leaving a surviving Spouse who was married to the Participant at the time benefits commenced, the surviving Spouse will thereafter be paid for the lifetime of the surviving Spouse a monthly retirement benefit equal to 50% of the benefit being received by the Participant at the date of his death.

          b) Pre-Retirement. If a vested Participant, former Employee with a vested benefit or a disabled Employee receiving a disability benefit under Section 5.4 for whom retirement benefits have not commenced dies leaving a surviving Spouse, the surviving Spouse shall be entitled to a monthly retirement benefit equal to 50% of the retirement benefit that would have been payable to the Participant under Section 5.1 as reduced below. The surviving Spouse may elect, with the consent of the Board (which shall not be unreasonably withheld), to have her benefit commence at any time after what would have been the Participant's 55th birthday (but not later than the Participant's Normal Retirement Date). If an election is made to have the benefit commence prior to the Participant's Normal Retirement Date, such benefit shall be reduced using factors set forth in Schedule D. The reduction factors shall be applied to 50% of the benefit that would have been payable to the Participant at his Normal Retirement Date prior to the offset for the Basic Plan Benefit. The resulting reduced benefit is then offset by the surviving spouse benefit payable on the same date under the Basic Plan. If, at the request of the Company, a Participant defers his retirement beyond his Normal Retirement Date and dies prior to his actual retirement leaving a surviving Spouse, the surviving Spouse's benefit payable for such Spouse's life shall be equal to the actuarial equivalent (calculated using mortality table and interest rate set forth in Schedule D) of the retirement benefit that would have been payable to the Participant had he retired effective the first day of the month during which the death occurred.

          5.4 Disability Benefit. A vested Participant who ceases to be an Employee before Normal Retirement Age because of Disability shall receive a monthly disability benefit equal to the excess of (a) the monthly benefit under Section 5.1 over (b) the monthly benefit being paid to the Participant under the Company's long-term disability plan. The monthly disability benefit under this Plan shall commence with the commencement of benefit under the long term disability plan (or on the first day of the month which is six months after the date of disability if there is no long term disability plan in effect on the date of disability) and shall cease upon the earlier of (i) the date the Participant returns to work, (ii) the date benefits commence under Section 5.2 above, (iii) the Participant's Normal Retirement Date, or (iv) the Participant's death.

          The payment of a Disability benefit under this Plan shall not make the Participant or the Participant's surviving Spouse ineligible for or otherwise reduce any other benefit payable to either under this Plan.

          5.5 Lump-Sum Payments and Other Benefits. Except as otherwise provided in Article VI, the benefit with respect to a Participant who ceases to be an Employee for any reason other than retirement with the consent of the Company, Disability or death, may not commence prior to his Normal Retirement Date. However, at the time that a benefit would otherwise commence under this Article V, the Administrator, in its sole discretion, but only upon the written request of a Plan Participant (or surviving Spouse as the case may be), may authorize the payment of benefits in the form of a single lump-sum payment equal to the then actuarial present value of the Participant's accrued benefit under the Plan (or the Spouse's survivor benefit under the Plan, as the case may be), or, if larger, the actuarial present value of the immediate early retirement or immediate surviving spouse benefit payable under the Plan, as computed using the actuarial assumptions stated in Schedule D hereto.

5.6 Lifetime Medical Coverage.

          (a) From and after the earlier of a Participant's retirement on or after his Normal Retirement Age, his Disability, his early retirement with the consent of the Board or upon a "Change of Control," (the earliest such event herein called a "Triggering Event") the Company shall provide the Participant and his surviving Spouse, for so long as they shall live, with lifetime Medical Coverage at no cost to the Participant. For the purposes of this Section "Medical Coverage" shall mean all medical and dental benefits that are provided to the Participant on such Triggering Date, any medical or dental expense that would be deductible by the Participant under Section 213 of the Internal Revenue Code of 1986, as amended, including insurance premiums, co-payments and deductible amounts (determined without regard to the deductible threshold set forth in 213(a)) if paid by the Participant directly, and such other reasonable medical and dental expenses that the Company may approve from time to time, but in no event shall the Company's reimbursement obligation for any Participant, his surviving Spouse and dependents under this Plan exceed $1,000,000 (exclusive of any gross up for taxes pursuant to Sections 5.6(a) or 6.3 hereof) in the aggregate during the Participant's and his surviving Spouse's lifetimes. Such Medical Coverage shall be extended to any dependent of the Participant who is a "dependent" on the date of such Triggering Event but only so long as such person remains a "dependent" under the terms and conditions of the Company's health plan in existence on the Triggering Event. The Company shall make all reasonable efforts to include the Participant and his surviving Spouse and dependents in any comprehensive medical and/or dental plan provided to active employees from time to time. The Participant must make all reasonable effort to obtain and to maintain (at the Company's expense as provided herein) any form of comprehensive medical and/or dental insurance that the Company may require from time to time. If the Participant is retired and is or becomes eligible for Medicare benefits, the coverage provided by this Section shall be supplemental to Medicare coverage, Parts A and B, and the Participant shall be required to submit claims to Medicare before making any claim for Medical Care under this Section.

          (b) Upon the Triggering Event, or any time thereafter, the Administrator, in its sole discretion, but only upon the written request of the Participant or his surviving Spouse, may authorize a lump sum cash payment in lieu of the lifetime Medical Coverage in an amount established by the Board of Directors from time to time that is reasonably sufficient to provide the lifetime Medical Coverage.

          (c) The Company agrees to "gross-up" any reimbursement to the Participant to cover any and all state and federal income taxes that may be due under (a) above and on any lump sum payment under (b) above (and the tax on any such reimbursement or payment) as a consequence of providing such lifetime Medical Coverage to the Participant and his surviving Spouse.

ARTICLE VI. QUALIFIED TERMINATIONS

          6.1 Vesting and Commencement of Benefits. In the event of a "Change of Control" a Participant shall, notwithstanding any other provision of the Plan, be fully vested in his retirement benefits and the Participant shall be paid, immediately and regardless of age, a lump sum payment equal to the present value (computed using the actuarial assumptions stated in Schedule D) of a monthly annuity commencing on the date of the "Change of Control" and payable for the lives of the Participant and his surviving Spouse (assuming that the annuity of such surviving Spouse shall be equal to 50% of the amount of the Participant's annuity). For purposes of this lump sum calculation, the monthly annuity shall be an amount equal to (i) one-twelfth times the Applicable Percentage of the Participant's Average Compensation determined as of the Change of Control (or as of his Normal Retirement Date if the Change of Control occurs after his Normal Retirement Date) minus (ii) the Participant's Basic Plan Benefit. For this purpose, the Applicable Percentage for a Participant shall be the amount listed on Schedule B or Schedule C as the case may be.

          6.2 Reduced Payment in the Event of Increases in Basic Plan Benefit. In the event a Participant's Basic Plan Benefit increases after retirement as a result of an increase in the maximum permissible benefit under Section 415 of the Code, the Participant's benefit shall be recalculated prospectively to reflect the increase.

          6.3 Gross Up of Payment in Event of Excise Tax. In the event that any payments made under this Plan (the "Payments") are subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Company shall pay to the Participant an additional amount ("Gross Up") such that the net amount retained by the Participant after deduction of any Excise Tax on the Payments and any federal and state income taxes and Excise Tax upon the Gross Up shall be equal to the Payments. For purposes of determining the amount of the Gross Up, the Participant shall be deemed to pay federal and state income taxes at the highest marginal rate of taxation in the calendar year in which the Payment is to be made. The determination of whether such Excise Tax is payable and the amount thereof shall be based upon the opinion of tax counsel selected by the Company. If such opinion is not finally accepted by the IRS upon audit, then appropriate adjustments shall be computed (without interest but with Gross Up, if applicable) by such tax counsel based upon the final amount of the Excise Tax so determined. The amount shall be paid by the appropriate party in one lump cash sum within 30 days of such computation.

ARTICLE VII. ADMINISTRATION

          7.1 The Plan will be administered by the person designated by the Board to administer the Plan (the "Administrator"), but the Board will have full discretionary authority to interpret the provisions of the Plan and decide all questions and settle all disputes that may arise in connection with the Plan. The Board may establish its own operative and administrative rules and procedures in connection with the Plan, provided such procedures are consistent with the requirements of Section 503 of ERISA and the regulations thereunder. All interpretations, decisions and determinations made by the Board will be binding on all persons concerned.

          7.2 The Board in its sole discretion may delegate certain of its duties and responsibilities to the Administrator or to an appropriate Employee or Employees. For purposes of the Plan, any action taken by the Administrator or a delegee Employee pursuant to such delegation will be considered to have been taken by the Board. The Company agrees to indemnify and to defend to the fullest possible extent permitted by law any delegee of the Board (including any person who formerly served as a delegee) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

7.3 All expenses incurred in the creation or administration of this Plan shall be paid by the Company.

ARTICLE VIII. AMENDMENT OR TERMINATION OF PLAN

          8.1 The Company hopes and expects to continue the Plan in effect, but the Board necessarily reserves the right to amend the Plan at any time, and from time to time, or to terminate the Plan, provided that such amendment or termination shall not reduce the accrued benefit of any Participant (whether vested or non-vested). Any amendment or termination shall be stated in an instrument in writing and signed by a duly authorized representative of the Board.

          8.2 Notwithstanding the foregoing, no amendment or modification of Articles V or VI hereof that would have the effect of reducing or eliminating a benefit or benefit option provided for in such Articles (regardless of whether the Participant has satisfied all of the requirements to be entitled to payment of such benefit) shall be effective unless each Participant who would be affected by such amendment or modification provides his written consent to such change.

ARTICLE IX. MISCELLANEOUS

          9.1 No Assignment or Alienation. None of the benefits, payments, proceeds or claims of any person under this Plan shall be subject to any claim of any creditor, spouse or former spouse of the person or to attachment or garnishment or other legal process by any such creditor, spouse or former spouse; nor shall any person have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits, payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.

          9.2 Limitation of Rights. Neither the establishment of the Plan, nor any amendment thereof, nor the payment of any benefits will be construed as giving any individual any legal or equitable right against the Company, except for those rights explicitly provided for in the Plan.

          9.3 Forfeiture of Benefits. A Participant shall forfeit all rights or benefits remaining to him under the Plan if his employment is terminated on account of, or he is convicted of, or confesses to, or permits a plea of nolo contendere to be entered with respect to, a criminal act of fraud, misappropriation, embezzlement, or the like, which is a felony and involves property of the Company or a Subsidiary.

9.4 Governing Law. The Plan will be construed, administered, and governed under the laws of the State of Delaware, to the extent not preempted by federal law.

9.5 Severability. If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

IN WITNESS WHEREOF, the Company and the undersigned subsidiaries have caused this Plan to be executed by their duly authorized officers this _____ day of February, 2002.

NORTEK, INC.

By: _______________________

          The following subsidiaries of Nortek, Inc. hereby jointly and severally guarantee the prompt performance of all obligations of the Company under this Plan and the prompt payment of all benefits payable under this Plan.

BROAN-NUTONE LLC	AUBREY MANUFACTURING, INC.

By:_________________________	By:_________________________

JENSEN INDUSTRIES, INC	RANGAIRE LP

By:_________________________	By:_________________________

TEMTROL, INC	LINEAR CORPORATION

By:_________________________	By:_________________________

NORDYNE, INC	NUTONE INC.

By:_________________________	By:_________________________

MAMMOTH, INC	GOVERNAIR CORPORATION

By:_________________________	By:_________________________

BROAN-NUTONE CANADA, INC	VENMAR VENTILATION INC.

By:_________________________	By:_________________________

VENMAR CES, INC	MULTIPLEX TECHNOLOGY, INC.

By:_________________________	By:_________________________

XANTECH CORPORATION	COMMERCIAL ENVIRONMENTAL
SYSTEMS GROUP, INC

By:_________________________	By:_________________________

VENTROL AIR HANDLING
SYSTEMS INC

By:_________________________

SCHEDULE A

For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if and when:

(a) The Company ceases to be a publicly-owned corporation having at least 500 stockholders; or

(b) there occurs any event or series of events that would be required to be reported in response to Item 1(a) of a Form 8-K filed under the Securities Exchange Act of 1934 (the "Exchange Act"); or

          (c) the Company executes an agreement of acquisition, merger, or consolidation which contemplates that after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company will be controlled by another corporation or other entity; provided, however, that for purposes of this paragraph (c), (i) if such an agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change in Control shall not be deemed to have taken place unless and until such approval is secured and, (ii) if the voting shareholders of such other corporation or entity shall, immediately after such effective date, be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a "Change in Control"; or

          (d) any Person (excluding a Participant) becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Common Stock (excluding Special Common Stock) of the Company; or

          (e) during any period of 24 consecutive months, commencing after the effective date of this Plan, individuals who at the beginning of such 24-month period were directors of the Company shall cease to constitute at least a majority of the Company's Board of Directors, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of (i) the directors then in office who were directors at the beginning of the 24-month period, or (ii) the directors specified in clause (i) plus directors whose election has been so approved by directors specified in clauses (i).

For the purposes of this Plan, "Person" shall have the same meaning used in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934.

SCHEDULE B

Participants	Applicable Percentage	Effective Date of Participant

Richard L. Bready	60%	1/1/97
Almon C. Hall	50%	1/1/96
Kevin W. Donnelly	40%	1/1/96

SCHEDULE C

Participants	Applicable Percentage	Effective Date of Participant

None

SCHEDULE D

Actuarial Assumptions:

Mortality:	Blended GAM-1983
Interest:	30-year treasury rate for the month of October of the calendar year prior to the calendar year in which the calculation is being made

Early Retirement Reduction Factors:

Early Retirement Factors (1)
Nortek, Inc. Retirement Plan
Applicable to all subsidiaries

Employee Age:

	Years

		55	56	57	58	59	60	61	62	63	64

Months
	0	0.5000	0.5333	0.5667	0.6000	0.6333	0.6667	0.7333	0.8000	0.8667	0.9333
	1	0.5028	0.5361	0.5694	0.6028	0.6361	0.6722	0.7389	0.8056	0.8722	0.9389
	2	0.5056	0.5389	0.5722	0.6056	0.6389	0.6778	0.7444	0.8111	0.8778	0.9444
	3	0.5083	0.5417	0.5750	0.6083	0.6417	0.6833	0.7500	0.8167	0.8833	0.9500
	4	0.5111	0.5444	0.5778	0.6111	0.6444	0.6889	0.7556	0.8222	0.8889	0.9556
	5	0.5139	0.5472	0.5806	0.6139	0.6472	0.6944	0.7611	0.8278	0.8944	0.9611
	6	0.5167	0.5500	0.5833	0.6167	0.6500	0.7000	0.7667	0.8333	0.9000	0.9667
	7	0.5194	0.5528	0.5861	0.6194	0.6528	0.7056	0.7722	0.8389	0.9056	0.9722
	8	0.5222	0.5556	0.5889	0.6222	0.6556	0.7111	0.7778	0.8444	0.9111	0.9778
	9	0.5250	0.5583	0.5917	0.6250	0.6583	0.7167	0.7833	0.8500	0.9167	0.9833
	10	0.5278	0.5611	0.5944	0.6278	0.6611	0.7222	0.7889	0.8556	0.9222	0.9889
	11	0.5306	0.5639	0.5972	0.6306	0.6639	0.7278	0.7944	0.8611	0.9278	0.9944

(1) Based on current plan provisions and applied to life annuity payable at age 65.